Exhibit 15




Fleming Companies, Inc.
6301 Waterford Boulevard, Box 26647
Oklahoma City, OK  73126

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Fleming Companies, Inc. and subsidiaries for the 12 and 28 weeks ended July 10, 1999 and July 11, 1998, as indicated in our report dated July 29, 1999; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the 12 and 28 weeks ended July 10, 1999, is incorporated by reference in the following:

     (i) Registration Statement No. 2-98602 (1985 Stock Option Plan) on Form S-8;

    (ii) Registration Statement No. 33-36586 (1990 Fleming Stock
         Option Plan) on Form S-8;

   (iii) Registration Statement No. 33-56241 (Dividend Reinvestment and Stock Purchase Plan) on Form S-3;

    (iv) Registration Statement No. 333-11317 (1996 Stock Incentive
         Plan) on Form S-8;

     (v) Registration Statement No. 333-35703 (Senior Subordinated Notes) on Form S-4;

    (vi) Registration Statement No. 333-28219 (Associate Stock
         Purchase Plan) on Form S-8;

   (vii) Registration Statement No. 333-80445 (1999 Stock Incentive
         Plan) on Form S-8.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


DELOITTE & TOUCHE LLP

Oklahoma City, Oklahoma
August 24, 1999